Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth Street NW

Washington, DC 20036

March 8, 2024

Federal Realty Investment Trust

909 Rose Avenue, Suite 200

North Bethesda, MD 20852

Ladies and Gentlemen:

We are acting as counsel for Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale, from time to time, of up to $500,000,000 aggregate offering price of common shares of beneficial interest (the “Shares”), par value $.01 per share, of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to the Registration Statement on Form S-3 (Registration No. 333-277767) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated March 8, 2024, as supplemented by the prospectus supplement dated March 8, 2024 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”).

We have reviewed the Registration Statement, the Prospectus and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Trustees of the Company and the Pricing Committee thereof, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the Maryland General Corporation Law and the Maryland REIT Law as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP